UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2005

Avanex Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On April 25, 2005, the Registrant’s Board of Directors approved a work force reduction plan that would result in the termination of approximately 150 full time employees of the Registrant in order to reduce operating expenses and improve the Registrant’s cost structure. The reduction in force is expected to be completed by the end of January 2006. The costs associated with this restructuring consist of one-time termination benefits. The Registrant’s preliminary estimate of such costs is approximately $26 million, all of which will result in future cash expenditures.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including forward-looking statements regarding our anticipated reduction in force, our restructuring plans (including the anticipated costs and timing of such actions), and our cost structure. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, factors affecting our ability to realize significant savings from our cost cutting measures, our inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in reducing our cost structure, our inability to achieve the anticipated benefits of recently acquired businesses, any slowdown or deferral of new orders for our products, higher than anticipated expenses we may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in our SEC filings including our Quarterly Report on Form 10-Q filed with the SEC on February 9, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ W. BRIAN KINARD
W. Brian Kinard Vice President, General Counsel

Date: April 27, 2005